EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated January 4, 2012 (the “effective date” is made and entered into effective as of the Effective Date, by and between Gryphon Gold Corporation, a Nevada corporation (the “Company”) and James T. O’Neil, Jr. (the “Executive”).

RECITALS

WHEREAS, The Company desires to employ Executive as the Company’s Chief Financial Officer, and Executive desires to accept and serve in that capacity; and

WHEREAS, Executive understands that such employment is expressly conditioned on execution of this Agreement; and

WHEREAS, Company desires to employ Executive to render services for Company on the terms and conditions set forth in this Agreement, and Executive desires to be retained and employed by Company pursuant to such terms and conditions.

NOW THEREFORE, in consideration of the premises and of the respective covenants and agreements of the parties herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

1.           Defined Terms.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A to this Agreement.

2.           Employment of Executive.  Effective as of the Effective Date, the Company hereby engages the Executive as a full-time executive employee for the period specified in Section 3 hereof, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

3.           Term.  Except as otherwise provided in Section 7 hereof, the term of employment hereunder shall commence on the effective date and, unless earlier terminated in accordance with Section 7 of this Agreement, shall terminate on the first anniversary of the effective date.  The Term of this Agreement may be extended for one or more additional annual periods by written agreement signed by Employee and Company prior to the end of the Term or any renewal of the Term.

4.           Duties of Executive.  During the Term, Employee agrees to perform such duties and responsibilities (a) as are set forth for that position in the By-laws of the Company; (b) as the CEO and Board shall assign to the Employee from time to time; and (c) that the Employee undertakes or accepts consistent with his position.  Employee acknowledges and agrees that, from time to time, Employee will be required to perform duties with respect to one or more of the Company’s subsidiary or affiliate companies and that Employee will not be entitled to any additional compensation for performing those duties.

5.           Extent of Services.  The Executive acknowledges that he is serving as an executive officer of the Company, and as such covenants and agrees that his principal employment during the Employment Period shall be with the Company, and that he will devote his full business-time efforts and attention to the business of the Company and agrees not to engage in any other business activity, for his own account or for or on behalf of any other person, firm or corporation, which would hinder his ability to perform his obligations as an Executive of the Company.

6.           Compensation and General Benefits.  The Executive shall be compensated for his services under this Agreement as follows:

6.1           Salary.  During the Employment Period, the Company shall pay the Executive a salary at the initial annual rate of $200,000.  Such salary shall be paid consistent with Company policy, as determined by the Board, less all applicable statutory and tax withholdings or deductions.

6.2           Fringe Benefits.  During the Employment Period, the Executive and his family may participate in and receive benefits under any employee benefit plan which the Company makes generally available to their executive employees and their families, including any health, pension, life insurance, medical benefits, dental benefits or disability plan, but only to the extent that the Executive or his immediate family otherwise satisfy the standards established for participation in such plans.

6.3           Employee Compensation Plans.  The Board approves the Executive for participation in such profit-sharing, bonus, stock purchase, incentive and performance award programs which are available to other employees of the Company or its Affiliates with comparable authority or duties.  The target bonus rate ceiling for 2012 is set at 50% of annual base rate.

6.4           Business Expenses.  During the Employment Period, the Company shall pay or reimburse the Executive for all reasonable business expenses, including but not limited to travel and entertainment expenses, in accordance with the policies of the Company applicable to executive officers.  The Executive shall maintain and provide the Company with records of such expenses in accordance with the rules and regulations promulgated by the Company.

6.5           Vacation. During each twelve (12) month period during which the Executive is employed by the Company pursuant to this Agreement, the Executive shall be entitled to 5 weeks vacation.  Executive shall not be entitled to compensation in lieu of vacation.

6.6           Personal and Sick Leave.  Executive shall be entitled to 12 days of sick and/or personal leave per each twelve (12) month period of employment, prorated based on the effective date of Executive’s employment.  Such leave shall accrue at one (1) additional day per month, not to exceed forty-five (45) days, unless expressly approved by the Compensation committee.  Executive shall not be entitled to compensation in lieu of sick and/or personal leave.

6.7           Taxes.  The Company may reduce any payment made to the Executive under this Agreement by any required federal, state or local government withholdings, deductions for taxes or similar charges with respect to any actual or constructive payment or compensation to the Executive under this Agreement.

6.8           No Other Payments.  The compensation payable to the Executive pursuant to this Agreement will be in consideration for all services rendered by the Executive under this Agreement, and the Executive will receive no other compensation for any service provided to the Company, unless the Company in its sole discretion otherwise determines.

7.           Termination of Employment.  The employment of the Executive under this Agreement will terminate on the earliest of:

7.1           Expiration of Employment Period.  The expiration of the Employment Period.

7.2           Termination by the Company Without Cause.  The 30th calendar day after the Company gives the Executive written notice of termination without Cause, as defined in Exhibit A to this Agreement..

7.3           Termination by the Company With Cause.  Immediately after the Company gives the Executive written notice of termination for Cause, as defined in Exhibit A to this Agreement..

7.4           Termination by the Executive For Good Reason.  The 30th calendar day  after the Executive gives the Company written notice of termination for Good Reason,as defined in Exhibit A to this Agreement..

7.5           Termination by the Executive Without Good Reason.  The 30th calendar day after the Executive gives the Company written notice of termination of his employment without Good Reason, as defined in Exhibit A to this Agreement..

7.6           Termination as a result of a Change in Control.  The 30th calendar day after after the Executive gives the Company written notice of termination as a result of Change in Control, as defined in Exhibit A to this Agreement.

7.7           Permanent Disability.  The Permanent Disability of the Executive.

7.8           Death.  The death of the Executive.

8.           Notice of Termination.  Any notice of termination of the Executive’s employment under this Agreement shall be communicated in writing and delivered to the other party as provided in Section 15 and shall specify the termination provision relied upon by the party giving such notice.

9.           Severance Conditions Upon Termination of Employment Relationship.  The employment shall be subject to the following conditions:

9.1           Termination by the Company Without Cause or by the Executive For Good Reason.  If the Company, without Cause, terminates the Executive’s employment under the provisions of Section 7.2, or if the Executive terminates his employment for Good Reason under the provisions of Section 7.4, the Company shall pay the Executive, on the date of termination of employment, the Executive’s salary up to the date of termination of employment, plus vacation pay and unreimbursed business expenses through the termination of his employment.  In addition, if such termination occurs prior to the expiration of the Employment Period, the Company shall pay the Executive, on the date of termination of employment, severance pay equal to five months.

9.2           Termination by the Company For Cause or by the Executive Without Good Reason.  If the Company, with Cause, terminates the Executive’s employment under the provisions of Section 7.3, or the Executive terminates his employment without Good Reason under the provisions of Section 7.5, the Company shall pay to the Executive, on the date of termination of employment, the Executive’s salary and unreimbursed business expenses up to the date of termination of employment, plus prorated earned and accrued vacation which has not been used by the Executive.  In no event shall the Executive receive any severance pay.

9.3           Termination for Permanent Disability or Death.  If the Executive’s employment is terminated in accordance with the provisions of Section 7.7 or Section 7.8, the Company shall pay the Executive, or the Executive’s estate, as the case may be, on the date of termination of employment, the Executive’s salary up to the date of termination of employment, plus vacation pay and unreimbursed business expenses through the termination of his employment.  In addition, if such termination occurs prior to the expiration of the Employment Period, the Company shall pay the Executive, or the Executive’s estate, as the case may be, on the date of termination of employment, severance pay equal to six months salary.

9.4           Termination as a result of a Change in Control.  If the Company, without Cause, terminates the Executive’s employment under the provisions of Section 7.6, the Company shall pay the Executive, on the date of termination of employment, the Executive’s salary up to the date of termination of employment, plus vacation pay and unreimbursed business expenses through the termination of his employment.  In addition, if such termination occurs prior to the expiration of the Employment Period, the Company shall pay the Executive, on the date of termination of employment, severance pay equal to 12 (twelve) months.

9.5           If a Change of Control (as defined herein) occurs at any time after the effective date of this agreement, then the Employee shall become fully vested in all awards heretofore or hereafter granted to the Employee under all Employee Option Plans and Executive Compensation

Programs, regardless of any provision in such plans or agreements that do not provide for full vesting.

9.6           Survival of Obligations.  If the employment of the Executive is terminated under this Agreement, the obligations of the Executive under Section 10 will remain in full force and effect, and the termination will not abrogate any rights or remedies of the Company with respect to any breach of this Agreement.  Furthermore, the exercise by the Company of its right to terminate this Agreement pursuant to Section 7.3 will not abrogate any right and remedy which the Company may have with respect to the Cause underlying the termination.

10.           Confidentiality and Non-Competition Provisions.

10.1           Confidentiality.  The Executive acknowledges that he will be making use of, acquiring, and/or adding to Confidential Information of the Company, and its Affiliates, of a special and unique nature and value.  The Executive covenants and agrees that he shall keep and maintain such Confidential Information strictly confidential and shall not, anywhere in the world, at any time, directly or indirectly, for himself, or on behalf of any person, firm, partnership or corporation, or otherwise, except as otherwise directed by the Company, or necessary to perform his obligations under this Agreement, divulge or disclose for any purpose whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his relationship with the Company or any of its Affiliates.  This Agreement specifically prohibits the Executive from disclosing to any person, firm, partnership or corporation or otherwise, trade secrets or other Confidential Information relating to the business of the Company, or its Affiliates.  “Confidential Information” as used herein shall mean any and all information regarding or relating to the business affairs of the Company and its Affiliates, including without limitation any and all financial, technical, resource data, exploration data, trade secret, and any other proprietary or confidential information (written or oral); provided however, “Confidential Information” shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, (ii) was or is developed by the Executive independently of and without reference to any Confidential Information; or (iii) was, is or becomes available to the Executive on a non-confidential basis from a third party who is not prohibited from transmitting such information by a contractual, legal or fiduciary duty.

10.2           Disclosure of Confidential Information.  In the event that the Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by Section 10, the Executive agrees that he will provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive the Executive’s compliance with the provisions of Section 10. In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, the Executive may furnish that portion (and only that portion) of the information which the Executive is legally compelled to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that the Executive shall use his reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any information so disclosed.  The Company may obtain temporary, preliminary or permanent restraining orders, decrees or injunctions as may be necessary to protect the Company against, or on account of, any actual or threatened violation of this Section 10.

10.3           Solicitation of Employees.  As a material inducement to the Company to enter into this Agreement, the Executive agrees that for or the term of Executive’s employment with the Company and for a period of two (2) years from the termination of Executive’s employment with the Company, the Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, partnership or corporation, or otherwise, solicit for employment or as a consultant or independent contractor, enter into an independent contract or relationship, or employ any person employed by the Company at any time during the term of such restriction, or otherwise interfere with the employment relationship between the Company and any such employee.

10.4           Non-Disparagement.  As a material inducement to the Company to enter into this Agreement, the Executive agrees that for or the term of Executive’s employment with the Company and for a period of two (2) years from the termination of Executive’s employment with the Company, the Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, partnership or corporation, or otherwise,  disparage the Company.

10.5           Fair and Reasonable.  The Executive has carefully read and considered the provisions of this Section 10, and having done so, agrees that the restrictions set forth in this Section 10 are fair and reasonable and are reasonably required for the protection of the interests of the Company.

10.6           Survival.  The terms of this Section 10 shall survive the termination or expiration of this Agreement.

11.           Severability.  If any part of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable or in whole or in part, by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect. In the event that any provision of Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas.

12.           Warranty.  The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from legally entering into this Agreement, or which would be breached by the Executive upon execution of this Agreement.

13.           No Offsets.  In no event shall any amount payable to Employee pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to Company.

14.           Disclosure.  Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Company, at its election, to make such disclosure.

15.           Notices.  All notices hereunder shall be in writing and shall be deemed given if hand-delivered or deposited with a nationally recognized overnight delivery service such as FedEx for next Business Day delivery, or in the mail, postage prepaid, registered or certified with a return receipt requested, and addressed as follows:

If to Executive:	James T. O'Neil, Jr. PO Box 3914 Parker, CO 80134

If to Company:	John L. Key 611 N. Nevada Street Carson City, NV 89703

or to such other addresses as the parties hereto may designate by written notice pursuant to this paragraph.

16.          Effective Waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

17.           Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by the Company and the Executive.

18.           Entire Agreement.  This Agreement is complete, and all promises, representations, understandings, warranties, and agreements with reference to the subject matter herein have been fully and finally expressed herein; and this Agreement supersedes any and all prior agreements with respect to the subject matter hereof, including, specifically, any prior written understanding of the parties regarding Executive’s employment with Company.

19.           Remedies.  The Executive agrees that his violation of any term, provision, covenant or condition of this Agreement may result in irreparable injury and damage to the Company which will not be adequately compensable in money damages, and that the Company will have no adequate remedy at law therefore. In addition to any other rights or remedies that the Company may have at law or in equity, under this Agreement, or otherwise, the Executive agrees that the Company may obtain temporary, preliminary or permanent restraining orders, decrees or injunctions as may be necessary to protect the Company against, or on account of, such violation. Nothing in this Section shall be construed to limit the Company’s rights or remedies for or defenses to any action, suit or controversy arising out of this Agreement.

20.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

21.           Captions.  The titles to the paragraphs herein are not considered part of this Agreement.

22.           Successors and Assigns.  Any successor of the Company or of its assets, business and goodwill, by purchase, merger or reorganization, shall succeed to all of the rights and be responsible for the performance of all the obligations of the Company under the terms of this Agreement, in the same manner and to the same extent as though such successor were the Company.  The rights and responsibilities of the Executive hereunder are personal and shall not be transferable by assignment or otherwise.

23.           Governing Law.  This Agreement shall be construed according to and governed by the laws of the State of Nevada.

24.           Arbitration.  Except as provided in Section 19 herein, any claims or disputes of any nature between the parties arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement shall be resolved exclusively by arbitration before the American Arbitration Association in Nevada pursuant to the Association’s rules for commercial arbitration.

(a)
The decision of the arbitrator(s) shall be final and binding upon both parties.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom each party intends to call as witnesses at the hearing.

(b)
This section shall have no application to claims by Company asserting violation of or seeking to enforce, by injunction or otherwise, the terms of Section 10 above.  Such claims may be maintained by Company in a lawsuit subject to the terms of Section 19.

25.           Attorneys’ Fees.  In any litigation, arbitration, suit or other proceeding regarding this Agreement, the enforcement or construction thereof, the prevailing party in any such matter or proceeding shall be entitled to recover its costs of suit, including reasonable attorneys’ fees from the non-prevailing party.

26.           Counterparts.  This Agreement may be executed in counterparts which when taken together will constitute one instrument.  Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

27.           Representation of Executive.  Executive represents and warrants to Company that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement.  Employee agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

28.           Read and Understood.  Executive has read this Agreement carefully and understands each of its terms and conditions.  Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have caused this Agreement to be executed as of the date first above written.

EXECUTIVE	COMPANY
By:__________________________	By:_____________________
Title:____________________

EXHIBIT A

1.           “Affiliate” means (a) any entity that directly or indirectly owns, controls, or holds the power to vote 10% or more of the outstanding voting securities of the Company; (b) any entity 10% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by the Company; or (c) any entity directly or indirectly controlling, controlled by or under common control with the Company.

2.    “Board” means the Board of Directors of the Company.

3.           “Cause” means any or all of the following:

(a)
any material breach by the Executive of his obligations under this Agreement, if the Company provided the Executive with written notice of such Cause and the Executive failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice;

(b)	the conviction of the Executive of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

(c)
the use by the Executive of alcohol or drugs to an extent that materially interferes with his performance of his duties as an employee, if the Company provided the Executive with written notice of such Cause and the Executive failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice;

(d)	the breach by the Executive of a fiduciary obligation to the Company to the Company;

(e)	the dishonesty, fraud or intentional misrepresentation by the Executive in the course of his employment;

(f)	any theft or misappropriation by the Executive of the assets of the Company; and

(g)
any material neglect, inability, refusal or failure of the Executive to perform his duties as an employee of the Company, if the Company provided the Executive with written notice of such Cause and the Executive failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice

4.           “Good Reason” means if the Company materially breaches its obligations under this Agreement, if the Executive provided the Company with written notice of such Good Reason and the Company failed to remedy the situation within thirty (30) days of the date of such notice.

A-1

5.           “Change in Control” means the acquisition, directly or indirectly, by any entity or person or group of persons of common shares of Gryphon which, when added to all other common shares of Gryphon at the time held directly or indirectly by such entity, person or group of persons, constitutes for the first time in the aggregate 90% or more of the outstanding common shares of Gryphon and such shareholding exceeds the collective shareholding of the current directors of Gryphon, excluding any directors acting in concert with the acquiring party.  “Change in Control” shall also mean (i) a material diminution of Executive’s title or duties or (ii) any requirement that the Executive move his regular office location to a location more than 50 miles from the Company’s office.

6.           “Trade Secret” means any information (including any compilation, device, method, technique or process) that:  (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The existence of a Trade Secret will not be negated merely because a person has acquired a Trade Secret without express or specific notice that it is a Trade Secret if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the Trade Secret to be maintained.  Trade Secret information includes information of Company, its customers, suppliers, joint ventures, licensors, licensees, distributors and other entities with which Company does business.

7.           “Permanent Disability” means, with respect to the Executive, that the Executive has become physically or mentally incapacitated or disabled so that, in the reasonable judgment of the Board, he is unable to perform his duties under this Agreement and such other services as he performed on behalf of the Company before incurring such incapacity or disability, and such condition has continued for at least six consecutive calendar months or for 180 working days in any 12 month period.

A-2